Share Purchase Agreement

                            SHARE PURCHASE AGREEMENT

                Entered into in Milan on January 9, 2003 between

Pulse Electronics (Singapore) Pte. Ltd ("Purchaser"), a company incorporated under the laws of Singapore and having its registered offices in 150 Kampang Ampat, # 07-01/02 KA Centre, Singapore 368329 and represented by its proxy holder, Mr. Michael McAuliffe

                                       and

Forfin Holdings B.V. ("Seller"), a company incorporated under the laws of The Netherlands and having its registered offices in Max Euwelaan 61, 3062 MA Rotterdam and represented by its director Monterrey Executives BV, Max Euwelaan 61, 3062 MA Rotterdam, in the person of Mr. Pasquale Forte;

Purchaser and Seller also are sometimes referred to individually as a "Party", or collectively, the "Parties".

                                     WHEREAS

- Seller owns 99,199984524% of the corporate capital of Eldor High Tech Wire Wound Components S.r.l., a company incorporated under the laws of Italy, with registered offices in Orsenigo (CO), Fiscal Code and VAT no. 02681890139, registered at the Business Registry of Como with no. 02681890139 , corporate capital(euro)4,394,040.00, ("Company"). The remaining 0.800015476% is owned by Mr. Carlo Mammola ("Other
      Shareholder");

- The Company is the result of a de-merger from Eldor Corporation S.p.A., a company incorporated under the laws of Italy, with registered offices in Via Plinio no. 10, Orsenigo (Como), Fiscal Code and VAT no. 02390960132, corporate capital(euro) 3,509,960.00 wholly paid in, registered at the Business Registry of Como with no. 02390960132 ("Eldor"). Through the de-merger, the whole Consumer Business of Eldor was transferred to the Company. Seller owns 100% of the corporate capital of Eldor;

- The de-merger was approved by the Board of Directors of Eldor on March 28, 2002, by Eldor's Extraordinary Shareholders' Meeting on April 22, 2002 and finalized through the deed executed before Notary Public Pasquale Lebano on June 26, 2002 (rep. 218312, racc. 29376);

- Eldor Slovakia Sro., a company incorporated under the laws of Slovakia, with registered offices in Zavodna 459, 02743 Nizna, Slovakia ("Eldor Slovakia") prior to the Closing carried out the Consumer Business and also activities not related to the Consumer Business.

- The Company owns 99.68% of Eldor Elektronik Sanay Ticaret A.S., a company incorporated under the laws of Turkey, with registered offices in Baglar Mahallesi, Fatih Caddesi B-Block, Gunesli Bakirkoy, Istanbul, Turkey and a branch in Ayan Sokak N. 106/110, Ege Serbest Bologesi Subesi / Gaziemir, Izmir, Turkey ("Eldor Turkey"). The remaining 0.32% of Eldor Turkey is presently held by Mr. Pasquale Forte and other members of his family. Eldor Turkey, including its branch shall also be referred to collectively as "Subsidiary", and the Company and the Subsidiary, together, referred to as the "Companies".

- Purchaser intends to buy, and Seller intends to sell a quota representing 100% of the corporate capital of the Company ("Quota"). Seller is committed irrevocably to sell and transfer the Quota to Purchaser under the terms and conditions set forth in this Share Purchase Agreement ("Agreement"). Purchaser is committed irrevocably to purchase the Quota from Seller under the terms and conditions set forth in this Agreement.

NOW THEREFORE, the Parties hereto agree as follows:

                               ARTICLE 1 - GENERAL

Definitions, Annexes Schedules and Recitals. The definitions, Annexes, Schedules and the recitals form an integral and substantial part of this Agreement. The definitions set forth in Annex 1 apply to the Agreement.

                   ARTICLE 2 - PURCHASE AND SALE OF THE QUOTA

Seller hereby sells and transfers and causes the Other Shareholder to sell and transfer to Purchaser, and Purchaser purchases on the terms and conditions set forth herein, the Quota free and clear of any Lien, together with any rights, including dividends pertaining to the Quota effective from January 1, 2002.

Simultaneously, Seller causes the other shareholders of the Subsidiary to transfer their shares in the Subsidiary for the aggregate consideration of
(euro) 1 to those Persons the Purchaser may indicate at its sole option.

    ARTICLE 3 - CONSIDERATION, CONSIDERATION ADJUSTMENT AND TERMS OF PAYMENT

3.1 Consideration. The Parties have agreed that the aggregate purchase price of the Quota is (euro) 81,600,000.00 (eighty-one million and six hundred thousand Euros) less the aggregate Funded Debt of the Company as of the Closing Date (hereinafter the "Consideration"), subject to the adjustment described in Section 3.2 below.

3.2   Consideration Adjustments

      (A) IMBDA. As promptly as practicable but not later than March 15, 2003, the Purchaser shall cause to be prepared and delivered to the Seller a consolidated balance sheet and income statement of the Company as of the Closing Date (the "2002 Financial Statements"), from which the IMBDA ("2002 IMBDA") and

            Overhead Expenses shall be computed. The 2002 Financial Statements shall have been audited by KPMG, LLP ("KPMG") and prepared in accordance with Italian GAAP, as supplemented by the items set forth in Annex 3.2 hereto (Italian GAAP as supplemented in Annex 3.2 is the "Calculation Method").

      (B) Upon reasonable notice, the Purchaser will give the Seller and its designated accountant access to the premises of the Company, to its books and records and to the appropriate personnel of the Company for purposes of confirming the 2002 Financial Statements and the Overhead Expenses for purposes of Annex (3), Section 1.1 (f) hereof; it being understood that the Purchaser shall give such access not later than three (3) days after receipt of the Seller's request. Unless the Seller notifies the Purchaser in writing that it disagrees with the 2002 IMBDA or Overhead Expenses within forty five
            (45) days after receipt thereof, the 2002 IMBDA, and/or Overhead Expenses for purposes of Annex (3), Section 1.1 (f) hereof shall be conclusive and binding on the Purchaser and the Seller. If the Seller notifies the Purchaser in writing of the Seller's disagreement with the 2002 IMBDA or Overhead Expenses within forty five (45) day period, then the Purchaser and the Seller shall attempt in good faith to resolve their differences with respect thereto within thirty (30) days after the Purchaser's receipt of the Seller's written notice of disagreement. Any dispute regarding the 2002 IMBDA or Overhead Expenses not resolved by the Purchaser and the Seller within such 30-day period will be resolved by Ernst&Young (the "Final Audit Firm"). The Purchaser, on the one hand, and the Seller, on the other hand, each represent and warrant to the other that neither it nor their Affiliates currently have any material audit, advisory, tax or other relationship with the Final Audit Firm. At the date of appointment of the Final Audit Firm, the Purchaser and Seller will restate such representation and warranty as at such date. If, for any reason, any party is unable to make such a representation and warranty, the Seller and Purchaser shall select such other Big Four or other accounting firm as they may agree to serve as the Final Audit Firm; it being understood that neither the Purchaser and it Affiliates, on one hand, nor the Seller and its Affiliates, on the other hand, have any material audit, advisory, tax or other relationship with the such accounting firm as above selected to serve as the Final Audit Firm. The determination by the Final Audit Firm shall be based on the Calculation Method and shall be made as promptly as possible, but in no event later than sixty (60) days after the date the Final Audit Firm was retained. Such determination of the 2002 IMBDA Overhead Expenses for purposes of Annex (3), Section 1.1 (f) hereof (with such modifications therein, if any, as reflect such determination by the Final Audit
            Firm) shall be binding and conclusive upon the parties, which agree not to contest or appeal the same. The procedure set forth in this Subsection shall be the exclusive method for resolution of a dispute concerning the 2002 IMBDA and/or the Consideration Adjustments under this Section 3.2 and/or the Overhead Expenses for purposes of Annex
            (3), Section 1.1 (f) hereof. For the sake of clarity, the mediation and arbitration provisions under Section 8.8 hereof are not applicable to disputes under this Section 3.2. The fees and expenses of the Final Audit Firm shall be shared equally by the Purchaser and Seller.

      (C) In the event the 2002 IMBDA is less than 26.5 million Euros, the Consideration shall be adjusted by the difference between (i) 81.6 million Euros and (ii) the product obtained by multiplying the 81.6 million Euros by a fraction, the numerator of which is 2002 IMBDA stated in Euros and the denominator of which is 26.5 million Euros (the "IMBDA Consideration Adjustment"). The IMBDA Consideration Adjustment shall be payable to Purchaser as provided in Section 3.3 below.

3.3 Terms of Payment. The Consideration, the Funded Debt and the IMBDA Consideration Adjustment will be paid by the Parties as follows;

      3.3.1 The Consideration shall be paid by Purchaser to Seller on the Closing Date by non transferable bank drafts or wire transfer (to be performed SWIFT, with fixed value at the Closing Date and at no cost for the Seller) in the name or to the account of Seller or as otherwise directed by Seller.

      3.3.2 The IMBDA Consideration Adjustment due pursuant to Section 3.2 above shall be paid by Seller to the Purchaser within ten (10) Business Days from the final determination of such IMBDA Consideration Adjustment as provided above. The IMBDA Consideration Adjustment will be paid by non transferable bank drafts or wire transfer (to be performed SWIFT, with fixed value at the date it will be due and at no cost for Purchaser) in the name or to the account of Purchaser or as otherwise directed by Purchaser in the communication concerning such IMBDA Consideration Adjustment. The amount of such payment shall bear interest from the Closing Date to the date of payment at the rate established by First Union, N.A. from time to time as its prime rate (the "Prime Rate"), which rate shall be adjusted as of the date of each change in the Prime Rate.

      3.3.3 The Funded Debt (except (i) any amounts due to Employees listed in
            Schedule 3(w) transferred to the Company after the De-merger, which amounts shall be paid by the Company when they become due, (ii) any amount for overdue accounts payable in excess, at the Closing Date, of 1.8 million Euro in the aggregate, which amount shall be paid by the relevant Companies according to the ordinary course of business, but shall remain the obligation of Seller to fund as a part of the Funded Debt; and (iii) the amounts of the facilities granted to the Subsidiary by TURKIYE IS BANKASI and TEKFEN BANK AS vis-a-vis export commitments, as better identified in Schedule 3(t), which shall be paid when due) shall be paid at the Closing by the Purchaser, in the name and on behalf of the Companies, to the banks, leasing companies and/or any other credit institution as payment of the portion of any Funded Debt owed to such banks, leasing companies and/or any other credit institutions by the Companies in accordance with the written instruction given by the Seller.

            With specific reference to the amount of the Funded Debt to be actually repaid on the Closing Date, the Parties acknowledge that the relevant pay off notices (as mentioned in par. 7.2.(o)) indicate the balance due at the Business Day immediately preceding the Closing Date.

            In this respect, the Parties agree that any charge or benefit resulting, even after the Closing Date, but referring to the period up to the Closing Date (included), on any of the accounts of the Companies to which the Funded Debt refers, shall be, respectively, for the account or for the benefit of the Seller, which shall be therefore liable for, or, respectively, entitled to, the negative or positive balance between such charges and benefits.

            For the sake of clarity, it is understood that the charges will include interest, if any, on the Funded Debt for the time between the reference date considered in the relevant pay off notice and the Closing date, and the benefits will include, if any, payments of commercial receivables disposed by the relevant debtor up to the Closing Date (included), even if recorded by the receiving bank or financial institution after the Closing Date.

                            ARTICLE 4 - CLOSING DATE

4.1 The Closing Date. The Closing of the purchase and sale of the Quota will take place on January 9, 2003, in Milan at the place agreed between the Parties and at the presence of the Notary Public chosen by Purchaser.

4.2 Effective date. The sale and purchase of the Quota will be effective as of the close of business on the Closing Date, even though Purchaser will benefit from the rights, including dividends pertaining to the Quota as from the date set forth in Article 2 above.

4.3 Closing Documents. At Closing, Purchaser shall pay the Consideration to Seller and the Other Shareholder in accordance with Section 3.3 above and shall deliver to Seller the closing documents set forth in Section 7.3 below, and Seller shall deliver to Purchaser the closing documents set forth in Section 7.2 hereto.

             ARTICLE 5 - REPRESENTATIONS, WARRANTIES, COVENANTS AND
                                   CONDITIONS

5.1 Representations and Warranties. The representations and warranties of the Purchaser and Seller are set forth in Annexes 2 and 3 hereto, respectively.

5.2   Covenants. The covenants of the Parties are set forth in Annex 4 hereto.

                           ARTICLE 6 - INDEMNIFICATION

6.1 Survival of Representations and Warranties and Covenants.The representations and warranties set forth in Annex 3 hereto and the covenants contained in this Agreement and the Schedules hereto shall survive the Closing Date (i) with respect to the representations and warranties set forth in Sections 1.1 (a), (b) and (c) of Annex 3 with respect to the ownership of the Quota and the shares of the Subsidiary and the covenants contained in this Agreement, Annexes and the Schedules hereto, without limitation as to time, (ii) with respect to the representations and warranties set forth in Section 1.1 (n) of Annex 3 hereto relating to Taxes, Section 1.1 (q) of Annex 3 relating to environmental matters, Section1.1 (o) of Annex 3 hereto with respect to Taxes relating to employment and labor matters, and Section1.1 (w) relating to Extraordinary Transactions for a period ending 60 days after the applicable statute of limitations and (iii) with respect to any other representation or warranty until the end of the eighteen (18) month period from the Closing Date.

6.2 Indemnification by Purchaser. From and after the Closing, Purchaser will indemnify, defend and hold the Seller harmless from and against any and all actions, suits, demands, assessments, judgments, losses, liabilities, damages, costs and expenses (including penalties, reasonable attorney's fees, accounting fees and investigation costs) ("Losses") suffered or incurred by the Seller resulting or arising from any breach of the representations, warranties and covenants of Purchaser contained in this Agreement or in the documents delivered pursuant to this Agreement

6.3 Indemnification by Seller. From and after the Closing, the Seller will indemnify, defend and hold Purchaser, the Company and Subsidiary and each of their officers, directors, employees and Affiliates (each a "Purchaser Indemnified Party" and collectively, the "Purchaser Indemnified Parties") harmless from and against any and all Losses suffered or incurred by Purchaser Indemnified Parties, resulting or arising from (i) any breach of the representations and warranties contained in Annex 3 to this Agreement;
      (ii) any failure to perform or breach of the covenants of the Seller contained in this Agreement, (iii) any suit, proceeding, action, claim or investigation, pending or threatened, against a Purchaser Indemnified Party that arose from any matter or state of facts existing on or prior to the Closing Date unless such matter, state of facts, suit or action is disclosed in a Schedule to this Agreement in reasonable detail; (iv) liabilities or obligations arising out of the Companies' or Eldor Slovakia or any of their Affiliates' infringement of any third party's Intellectual Property prior to the Closing Date unless and to the extent disclosed in a Schedule to this Agreement; and (v) liabilities or obligations arising in connection with the sale of any products manufactured and/or sold by the Companies, Eldor, Eldor Slovakia or any of their Affiliates prior to the Closing Date unless and to the extent disclosed in a Schedule to this Agreement.

6.4 Notice, Payment of the Indemnity. The procedures for the request and the payment of the indemnification are indicated in Annex 6 hereto.

6.5 Bank Guarantee. The Seller shall obtain, at its sole expense, and deliver to Purchaser at the Closing an unconditional guaranty from a financial institution acceptable to Purchaser of the Seller's obligations to indemnify the Purchaser under this Article 6 and Annex 6 and to pay the IMBDA Consideration Adjustment in Article 3 hereof, if any (the "Bank Guarantee"). The amount of the Bank Guaranty shall be (i) Euros 10,000,000.00 (ten million) until the first anniversary of the Closing Date, and (ii) Euros 5,000,000.00 (five million) for the period between the first anniversary of the Closing Date and the expiration of the eighteenth month after the Closing Date, and shall be substantially in the form of Annex 7.2(a) hereto. If at the expiration of the Bank Guarantee the same is not renewed and/or substituted by a new bank guarantee having the same terms and conditions as provided in Annex 7.2(a), and therefore should an escrow agent be appointed as provided in the Bank Guarantee, the Parties acknowledge and agree that (i) the fees of the escrow agent will be incurred exclusively by the Seller; and (ii) the escrow agreement will have terms and conditions that are substantially identical to the ones of the Bank Guarantee.

6.6 Other Limitations. Notwithstanding anything to the contrary contained in this Agreement:

      (a) the Seller and/or Purchaser shall have no liability to the other party pursuant to Section 6 until Losses incurred or suffered by the Purchaser Indemnified Parties reaches Euro 65,000.00 in the aggregate (the "Basket"), it being understood that, once the Basket is exceeded, the Seller and/or Purchaser shall be liable for any amount exceeding the Basket;

      (b) the amount of any indemnification owing by a Party shall be reduced by the amount of any insurance proceeds which the Indemnified Party or any Purchaser Indemnified Party actually receives;

      (c) the amounts owing by Seller under Section 6 shall further be offset against the specific reserve (if any) as reflected in the Financial Statements and De-merger Balance Sheet with respect to the risks from which the Loss originates, such specific reserves are set forth on Schedule 6(c) hereto; and

      (d)   the total aggregate liability of Seller or Purchaser under this
            Section 6 (including Annex 6) with respect to any matter contemplated in this Agreement shall not exceed the amount of Euro 30,000,000.00 from the Closing until the eighteenth month after the Closing Date, Euro 15,000,000.00 thereafter and until the third anniversary of the Closing Date and Euro 10,000,000.00 thereafter and until the expiration of the survival period set forth in Article 6.1.(ii) above (the "Cap").

      Notwithstanding anything to the contrary contained in this Agreement, in no event shall the limitation in this Section 6.6 (a) (the Basket) be applicable to Losses arising as a result of (1) a breach of the representations and warranties in Section 1.1(f) of Annex 3 pertaining to the amount of the Overhead Expenses, (2) a breach of the representations and warranties in Sections 1.1(n)(xvi) or (xvii) of Annex 3 but only if such breach relates to the De-merger, (3) a breach of representation and warranty in the last paragraph of Section 1.1 (o) of Annex 3, (4) a claim for indemnification for receivables pursuant to Section 1.5 of Annex 6,
      (5) the existence of Funded Debt in excess to that resulting from Schedule 3(t), or (6) the actual fraud by the Seller. Accordingly, Purchaser shall be entitled to indemnification from the Seller from the first Euro of Loss.

      Notwithstanding anything to the contrary contained in this Agreement, in no event shall the limitation in this Section 6.6 (d) (the Cap) be applicable to Losses arising as a result of (1) a breach of the representations and warranties in Sections 1.1(n) (xi), (xvi) or (xvii) of Annex 3 but only if such breach relates to the De-merger, or (2) a breach of the covenants in Section 1.1 of Annex 4 hereto or (3)the actual fraud by the Seller.

6.7 Sole remedy. Except for the representation and warranty in Section 1.1(i) of Annex 3, upon the completion of the Closing, the right to be indemnified pursuant to and in accordance with the provisions of this
      Section 6 (including Annex 6) shall constitute the sole and exclusive remedy of the Indemnified Party in respect of any breach by the Indemnifying Party of the provisions of this Agreement.

6.8 The indemnities will be fully effective notwithstanding the due diligence review made by Purchaser; provided however, Seller shall not be obligated to indemnify any Purchaser Indemnified Party if facts giving rise to the indemnification claim are described in reasonable detail in this Agreement or in the Schedules.

                          ARTICLE 7 - CLOSING DOCUMENTS

7.1 At the Closing, the Seller and the Other Shareholder, on one side, and the Purchaser shall execute the notarial deed of transfer of the Quota to the Purchaser, before a Notary Public chosen by Purchaser, in accordance with
      Article 2479 of the Italian Civil Code, as amended by Law 310 of August 12, 1993; it being understood and agreed that notwithstanding any possible conflicting provision contained in the above mentioned deed of transfer, the contractual terms and conditions governing the transfer of the Quota are and shall be only those contained in this Agreement (as the same may be amended from time to time), which shall in no way be novated by such deed of transfer. For the above purposes, the Seller hereby undertakes to cause the Other Shareholder to execute the above mentioned deed of transfer.

7.2   Seller shall deliver to Purchaser the following documents at the Closing:

      (A)   The Bank Guarantee in the form of Annex 7.2(a);

      (B) The resignation, release and waiver by the current directors and statutory auditors of the Company and the Subsidiary in the form of Annex 7.2(b) hereto;

      (C) Copies of the Company Shareholders' Meeting held on December 20, 2002, appointing the new Board of Directors and the new Board of Statutory Auditors in compliance with the instructions supplied by Purchaser; copy of the Subsidiary's Board resolution convening the Shareholders' Meeting for the appointment of the new Board of Directors and the new Board of Statutory Auditors in compliance with the instructions supplied by Purchaser;

      (D) Evidence (see Annex 7.2(n)) that title to all of the assets related to the Consumer Business located in Eldor Slovakia were or will be transferred to the Subsidiary within February 28, 2003; it being understood that their delivery will take place not later than February, 28, 2003 and the Seller will bear all related costs, including breakdown, shipping and reassembly of the manufacturing lines;

      (E) Non-Compete Agreement in the form of Annex 7.2(e) hereto duly signed by Seller (also including a Seller's commitment to cause any Seller's Affiliate not to compete);

      (F) Evidence that all shares of Eldor Slovakia have been transferred by the Company to and/or any of its Affiliates;

      (G) Consulting Agreement between the Company and Mr. Pasquale Forte in the form of Annex 7.2(g)_ hereto duly signed by Mr. Pasquale Forte (the "Consulting Agreement");

      (H) Eldor Trademark License Agreement between Eldor Holding SpA, Eldor, and the Company in the form of Annex 7.2(h) hereto (the "Trademark License Agreement");

      (I) Design License Agreement for Flyback Transformers between Eldor and the Company in the form of Annex 7.2(i) hereto (the "Design License Agreement");

      (J) Service and Maintenance Agreement between Eldor and the Company in the form of Annex 7.2(j) hereto (the "Service Agreement");

      (K) Information Technology Services Agreement signed by Eldor and the Company in the form of Annex 7.2(k) hereto, pursuant to which Eldor would provide the Purchaser with certain IT Services (the "IT Agreement");

      (L) Sublease and Transition Service Agreement between Eldor and the Company in the form of Annex 7.2(l) hereto (the "Sublease Agreement");

      (M)   Landlord's approval to the Sublease; and

      (N) Toll Production Agreement between Eldor Slovakia and the Company in the form of Annex 7.2(n) hereto (the "Toll Production Agreement");

      (O) Pay off Notices and releases for the Funded Debt from each of the lending institutions;

      (P) Sale and Exclusivity Agreement between Eldor and the Company, also on behalf of the Subsidiary, in the form of Annex 7.2(p) hereto (the "Selling Limitation Agreement"); and

      (Q) All Consents or waivers of rights of first refusal required to consummate the transactions contemplated herein, if any;

      (R) Shares Transfer Statement from all Other Subsidiary Shareholders to transfer title of such Shares to Purchaser's designees for one Euro each.

7.3   Purchaser shall deliver to Seller the following documents at the Closing:

      (A)   the Consulting Agreement duly signed by the Company;

      (B)   the Trademark License Agreement duly signed by the Company;

      (C)   the Design License Agreement duly signed by the Company;

      (D)   the Service Agreement duly signed by the Company;

      (E)   the Sale Agreement duly signed by the Company;

      (F)   the IT Agreement duly signed by the company,

      (G)   the Sublease Agreement duly signed by the Company;

      (H)   the Toll Production Agreement duly signed by the Company; and

      (I) the Selling Limitation Agreement duly signed by the Company, also on behalf of the Subsidiary.

                            ARTICLE 8 - MISCELLANEOUS

8.1 Notices. All notices, requests and other communications to any Party will be in writing and will be given:

      If to Purchaser to:                        With copies to:

      C/o Pulse Engineering, Inc.                Technitrol, Inc.
      12220 World Trade Drive                    1210 Northbrook Drive
      San Diego, CA 92128                        Suite 385

      Attn:  John L. Kowalski, President         Trevose, PA 19053
      fax: +1.858.674 8334                       Attn:  Ann Marie Janus, General
                                                 Counsel
                                                 fax: +1.215.355 6950


      If to Seller to:                           With copies to:

      Eldor Corporation S.p.A                    Pavia e Ansaldo
      Via Plinio 18                              Via del Lauro 7
      22030 Orsenigo (Como)                      20121 Milano
      Italy                                      Italy
      Attn.: Pasquale Forte                      Attn: Maurizio Bernardi
      fax: +39. 031.636430                       fax: +39.02.8558.2871

      or to such other address or fax number as such Party may specify by written notice to the other Party. If no such notice is given, any delivery to the address indicated in the Agreement will be considered valid.

      The notices, requests and other communications will be delivered by registered mail return receipt or by fax, provided that a confirmation copy of such fax is sent to the other Party by registered mail or by express courier no later than the first business day following the date of the fax transmission.

      Each notice, request or communication will be effective: if given by fax, when such fax is actually received as confirmed by the report of the fax machine of the transmitting party; if given by registered mail, on the date of delivery certified on the return card.

8.2 Brokers. Seller shall pay for any investment banker, broker, finder, intermediator or any other Person ("Broker") engaged by Seller, the Company or any of their Affiliates who might be entitled to a fee or commission upon consummation of the contemplated transactions. Purchaser shall pay the fee or commission for any Broker it engaged in connection with the transactions contemplated by this Agreement.

8.3 Expenses and Taxes. All legal, accounting and other costs and expenses incurred in connection to the Agreement and the transactions contemplated in it will be paid by the Party incurring such expenses. However, Purchaser will bear all stock transfer tax, registration fees, court duties, stamp duties or notarial fees payable in connection with the performance of the Closing. The Seller shall be liable for all other taxes arising in connection with the transactions contemplated by this Agreement.

8.4 Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and assigns. The Agreement itself, however, may not be assigned by any party without the prior written consent of the other Party. Notwithstanding the foregoing, the rights of Purchaser may be transferred to any Affiliate of any company in the Technitrol Group but no such transfer will relieve Purchaser of its obligations under the Agreement.

8.5 Entire Agreement, Amendments. This Agreement, the annexes, Schedules and the related agreements specifically referred to embody the entire agreement of the Parties with respect to the subject matter and supersede all prior agreements. This Agreement may be amended, and any provision waived, only in writing. This Agreement supersedes the letter of intent and the confidentiality agreements executed by the Parties prior to the Closing Date.

8.6 Originals. This Agreement is executed in two originals in English language. Translations into Italian are for convenience purposes only. Accordingly, all documentation, notices and correspondence pursuant or relating to this Agreement shall be submitted and maintained in the English language. In the event this Agreement is translated, the English version shall control all interpretation hereof.

8.7 Captions. The captions and indexes in this Agreement are for convenience of reference only and will not limit or otherwise affect any of the terms or provisions of the Agreement.

8.8 Arbitration. Except for a dispute under Article 3, none of the Parties shall institute a proceeding in any court or administrative agency to resolve a dispute between the parties hereunder, whether arising prior to or after the Closing Date, before that Party has sought to resolve the dispute through direct negotiation with the other Party. If the dispute is not resolved within three weeks after a demand for direct negotiation, the Parties shall attempt to resolve the dispute through mediation. If the Parties do not promptly agree on a mediator, then either Party may notify the CEDR Center for Effective Dispute Resolution of London, UK at the following address: Exchange Tower, 1 Harbour Exchange Square, London E149GB, UK or at the then current address, if different. The fees and expenses of the mediator shall be paid one-half each by the Seller and Purchaser. If the mediator is unable to facilitate a settlement of the dispute within a reasonable period of time, as determined by the mediator, the mediator shall issue a written statement to the Parties to that effect and the aggrieved Party may then seek relief through arbitration. All disputes arising out of this Agreement, except those pursuant to Article 3, including those concerning its validity, interpretation, performance and termination, and not solved pursuant to the above, shall be referred to an arbitral tribunal consisting of three arbitrators (one selected by the Purchaser, one selected by the Seller, and the third selected jointly by the arbitrators) appointed according to the International Arbitration Rules of the Chamber of National and International Arbitration of Milan, which the parties declare that they know and accept in their entirety. The arbitrators shall decide according to the norms ("rituale").The language of the arbitration shall be English and the panel shall sit in Milan.

8.9 Media Releases. Promptly following execution and delivery of this Agreement by all parties, a press release in the form of Annex 8.9_shall be issued by Technitrol, Inc. Thereafter, neither the Seller nor any of its Affiliates or representatives shall issue any press release after the date hereof or otherwise make any public statement with respect to the transactions contemplated hereby without the consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed), except to the extent that the Seller is advised by its counsel that such a press release or statement is required by applicable law or regulations, and then only after consultation with Purchaser. Also thereafter, Purchaser shall consult with the Seller before Purchaser or any of its Affiliates or representatives shall issue any press release after the date hereof which discloses any of the material terms of this Agreement; provided, however, nothing herein shall be construed to require the Purchaser to consult with the Seller before issuing any press release or other public statement or disclosure relating to the Companies and their business, including any financial information.

8.10 Registration in the Shareholders' Book. The Board of Directors of the Company is authorized, subject to the completion of the Closing and to the fulfillment of the requirements provided by Article 2479 of the Italian Civil Code, as amended by Law 310 of August 12, 1993, to register the transfer of the Quota in the shareholders' book of the Company, subject to the obligations set forth by the Italian law.

8.11 Governing law. This Agreement and the rights and obligations of the parties will be governed by, construed with and enforced in accordance with Italian law without application of its conflict of law principles.

This Agreement has been signed on behalf of each of the parties as of the date first above written.

Pulse Electronics (Singapore) Pte. Ltd                       Forfin Holding B.V.

By: Michael McAuliffe                                         By: Pasquale Forte
Title: Proxy Holder                                              Title: Director

---------------------                                        -------------------

                              ANNEX 1 - DEFINITIONS


In addition to the definitions set forth in the Agreement, the following will apply:

Accounting Principles         means the generally accepted accounting principles
                              used in Italy, as far as the Company is concerned, or in Turkey, as far as the Subsidiary is concerned, applied in a manner which is consistent with the manner in which they were applied in the preparation of the respective financial statements for Eldor for the year ended on December 31, 2001, as far as the Company is concerned, or of the Subsidiary, in each case, as supplemented, to any necessary extent, by the principles stated by the International Accounting Standard Committee.

Assets means all tangible and intangible assets (including, but not limited to, Equipment, Equipment Designs, Inventory, Real Property, Accounts Receivable, Intellectual Property and prepaid assets), as well as the financial assets, credits, interests (if any) and the "cash", including the bank account deposits, of the Company, whether or not reflected in the Company's Records or Accounts.

Affiliate                     means with respect to any Person, any other Person
                              that controls, is controlled by or is under common control with, whether by way of voting capital stock or otherwise, another Person.

Bank Guarantee                means the bank guarantee, issued by a primary bank
                              selected by the Seller and accepted by the Purchaser substantially in the form of Annex 7.2
                              (a).

Best Knowledge                means the knowledge of the senior managers of
                              either of the Companies or Eldor after reasonable investigation under the circumstances.

Business Day                  means any day other than a Saturday or Sunday or a
                              day that is a bank holiday in Milan, Italy or Philadelphia, Pennsylvania.

Closing means the consummation of the Agreement, before the public Notary, according to Italian law, scheduled on the Closing Date.

Closing Date                  means the date and time on which the Closing shall
                              be held as provided in Article 4.1 of the Agreement.

Consideration                 means the price of the Quota, as indicated in
                              Section 3.1 of the Agreement.

Consumer Business             the OEM consumer wound magnetics business (i.e.
                              the business related to the fly back transformers, switch mode transformers and the color deflection yokes to the OEM consumers) carried out by Eldor up to the de-merger and by the Companies thereafter.

Contract means any oral or written agreement, understanding, unilateral undertaking or similar instrument to which any of the Companies is a party.

De-merger                     means the de-merger through which the whole
                              Consumer Business of Eldor was transferred to the Company, approved by the Board of Directors of Eldor on March 28, 2002, by Eldor's Extraordinary
                              Shareholders' Meeting on April 22, 2002 and finalized through the deed executed before Notary
                              Public Pasquale Lebano on June 26, 2002 (rep.
                              218312, racc. 29376)

De-merger Balance Sheet       means the balance sheet of the Company as at
                              June 30, 2002 attached hereto as Schedule 3(f).

Eldor Group                   means Eldor Holding S.p.A., with registered
                              offices in Orsenigo (Como), at 18, Via Caio
                              Plinio, and all Persons directly or indirectly controlled by it, excluding the Companies.

Eldor Slovakia Business       means the Equipment, the Inventory (if any) and
                              the other Assets of Eldor Slovakia and related to the Consumer Business, including any pending order for manufacturing of products.

Eldor Consumer
Trademarks                    means the trademarks owned by Eldor Holding S.p.A.
                              listed in Schedule 1 of the Trademark License
                              Agreement and used or useable in the Consumer
                              Business.

Employee(s)                   means any Person who has entered into an
                              employment relationship of any kind (including, but not limited to, Dirigenti) with the Companies which makes him qualify as a lavoratore subordinato or any equivalent qualification according to the respective applicable law.

Equipment                     means any machinery, fixed assets (except Real
                              Property), tools (including plastic injection moulds), dies, jacks, moulds, computers, copiers, telephones, motor vehicle, office furniture, equipment or any tangible personal property owned or leased by the Companies in order to operate the Business as it has been operated in 2002.

Equipment Designs             means all presently existing manuals, designs,
                              specifications, software disks (but with the exclusion of any source code), and presently existing engineering and other drawings, engineering notes and any other material written information relating to all the Equipment of the Companies, including those formerly owned by Eldor
                              Slovakia.

Extraordinary Transaction     means the De-merger and any operation of merger,
                              de-merger, contribution of assets/liabilities to capital, exchange of shares, increase of shares, or undertaking to transfer the business or any portion thereof in any manner and transfer of shares or equity of Eldor Slovakia.

Financial Statements          means the consolidated financial statements of the
                              Subsidiary as of and for the period ended December
                              31, 2001, as audited by Deloitte&Touche, attached hereto as Schedule 3(f).

Funded Debt                   means all indebtedness of the Companies for
                              borrowed money (and accrued interest thereon) and including both the current and long term portion thereof, and includes, without limitation, (i) bank overdrafts, bank advances, revolving credit facilities, term loans, equipment loans, mortgages, deeds of trust, security deeds, lease obligations (other than lease obligations under leases for real property), notes and guarantees;
                              (ii) the deferred purchase price of property or services other than trade payables arising in the ordinary course of business in accordance with customary trade terms; (iii) indebtedness evidenced by notes, bonds, debentures or similar instruments or letters of credit; (iv) accrued interest, prepayment premiums and any other fees, expenses or penalties payable on or relating to such indebtedness (and the refinancing thereof), including without limitation termination fees or penalties; (v) debt convertible into equity of the Company or Subsidiaries, as identified in Schedule
                              3(t), (vi) an amount equal to those accounts payable related to the Consumer Business which, at the Closing Date, are overdue and exceed in the aggregate the sum of 1.8 million Euro, and (vii) all liabilities associated to the employees transferred to the Company after the De-merger as listed in Schedule 3(w).

Italian GAAP                  means the generally accepted accounting principles
                              as practiced in Italy, and including all rules, pronouncements, methods and practices as based mainly by the Civil Code, Legislative Decree no.
                              127 of April 9, 1991, the principles of the Commissione per la Statuizione dei Principi
                              Contabili of the Consiglio Nazionale dei Dottori
                              Commercialisti e dei Ragionieri and regulations of Consob.

IMBDA Means with regard to the Consumer Business as conducted by the Companies in 2002, the industrial margin before depreciation and amortization and shall be computed as follows: Gross Sales (i) less the sum of (x) variable sales expenses, (y) total variable manufacturing expenses and (z) total fixed manufacturing expenses and (ii) plus all sum of depreciation amortization and costs of any industrial leases included in industrial margin

Indemnified Party             means a party to this Agreement seeking
                              indemnification pursuant to Article 6 and Annex 6 of this Agreement.

Indemnifying Party            means a party to this Agreement against whom
                              indemnification is sought pursuant to Article 6 and Annex 6 of this Agreement.

Intellectual Property         means any software, firmware, copyright,
                              trademark, trade- name, service mark and the Eldor
                              Trademarks, patent, proprietary manufacturing process, proprietary intellectual property and any applications relating to any of the foregoing
                              (including, without limitation, proprietary manufacturing process, proprietary computer software, whether in object or source form, processes and related documentation) whether owned or licensed, used by any of the Companies in the business.

Inventory                     means the inventories of the Company, the
                              Subsidiary and of the Eldor Slovakia Business (if any), including without limitation, finished goods, work-in-process, raw materials, supplies and other materials, inventories in transit and/or at locations other than the Company's or Subsidiary's premises.

Lease means any lease, sublease or similar written or oral agreement, together with all options, rights and interests thereunder of the lessee or sub-lessee, as the case may be, under which the Company or the Subsidiary hold or otherwise have rights in Real Property, Assets or Equipment of a third party.

Lien means, with respect to any Asset any claim, mortgage, lien, pledge, charge, security interest, burden or encumbrance of any kind or any right of a third party in respect of the same. For purposes of the Agreement, an Asset shall be deemed to be subject to a Lien if such Asset is subject to the interests of a vendor or a lessor under any conditional sale agreement, capital lease or other title retention agreement relating to the same.

Material Adverse Change       means any damage, loss, liability and expense or
                              any other adverse or negative event incurred or suffered by Eldor, in relation to its Consumer
                              Business, the Company and/or the Subsidiary which impaired or could impair the ability of the Company or the Subsidiary to conduct their ordinary business or which materially and adversely modifies the Company's and the Subsidiary's present or future situation, assets, financial condition or results of operations.

Overhead Expenses             means fixed selling, research and development
                              expenses, depreciation of non-production assets, overhead expenses R&D personnel and overhead personnel expenses incurred in 2002 in the Consumer Business in the order to operate the Consumer Business as it was operated in 2002 and necessary to conduct the Companies' business as currently conducted. For purposes of clarity, this means all operating costs that are not reflected in industrial margin and are not extraordinary expenses as defined by the Calculation Method.

Person means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

Real Property                 means any real property or interest therein
                              (excluding any leased property) together with all buildings, improvements, fixtures, easements, licenses, options, rights to unpaid insurance proceeds, rights to unpaid condemnation awards and all other rights in or appurtenant thereto.

Records means any books and records, personnel records, Tax and financial records in printed form or other media and computer software and data in computer readable and human readable form, in each case used to maintain such books and records together with the media on which such software and data are stored and all documentation relating thereto.

Required Consents             means any and all consents or approvals of any
                              public body or authority and any and all consents or waivers from any parties to leases, licenses, franchises, permits, indentures, agreements and other instruments which are required for the consummation of the transactions contemplated in the Agreement.

Schedules                     means all annexes to the Agreement.


Tax                           means with respect to any Person:

                                    (i)      any net income, gross income, gross
                                             receipts, sales, use, ad valorem,
                                             franchise, VAT, profits, license,
                                             withholding, payroll, social
                                             security, employment, excise,
                                             severance, stamp, business,
                                             occupation, premium or property
                                             tax, custom duty tariff or other
                                             tax, contribution, fee, assessment
                                             or charge of any kind whatsoever,
                                             together with any interest and any
                                             penalty, addition to tax or
                                             additional amount imposed by any
                                             taxing authority (domestic or
                                             foreign) imposed on such Person;
                                             and

                                    (ii)     any liability of such Person for
                                             the payment of any amount of the
                                             type described in the immediately
                                             preceding clause as a result of
                                             such Person's membership within an
                                             affiliated or combined group.

Tax Returns                   means all returns, reports, declarations, and
                              information returns and statements relating to Taxes, including any amendments or supplements thereto and the term "Tax Return" means any one of the foregoing.

Technitrol Group              means Technitrol, Inc. with registered offices in
                              Trevose, Pennsylvania (USA) and all Persons directly or indirectly controlled by it.

              ANNEX 2 - Purchaser's Representations and Warranties

1.1   The Purchaser represents and warrants to Seller as follows:

(a) Existence and Corporate Authorization. Purchaser is a company duly organized and validly existing under the laws of Singapore and has full power and authority to enter into and perform its obligations under the Agreement and the other contemplated transactions. The execution and performance of the Agreement have been duly authorized by all necessary corporate action of Purchaser and, upon execution and delivery, the Agreement constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms. All Required Consents have been duly obtained.

(b) No Default, No Contravention, Binding Effect. The execution, delivery and performance by Purchaser of the Agreement do not contravene, or constitute default under, any provision of applicable law or regulation of the Articles of Incorporation or By-laws of Purchaser or of any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser.

               ANNEX 3 - REPRESENTATIONS AND WARRANTIES OF SELLER

                                     ANNEX 3

1.1 Representations and Warranties. The Seller represents and warrants to Purchaser as follows:

      (a) Legal Status and Authority. Each of the Company and Subsidiary is duly organized and validly existing companies under the laws of their respective jurisdictions, and they have the corporate and legal capacity to conduct their business in the manner in which it has been conducted up to now according to their Articles of Incorporation and By-laws or other governing documents, which govern them and are annexed to this Agreement as Schedule 3(a). Any Extraordinary Transaction to which any of the Companies, or all them, have been a party has been performed pursuant to and in compliance with applicable laws.

            The Companies are not and have not been subject to any liquidation procedure, voluntary or not, bankruptcy procedure or similar procedures, nor is the Seller aware that any such procedure has been threatened or initiated by any third party.

            The execution of this Agreement and the consummation of the transactions contemplated herein have been duly approved by the appropriate corporate bodies of Seller. Upon execution and delivery, this Agreement constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its terms. All Required Consents have been duly obtained.

            The execution, delivery and performance by Seller of the Agreement do not contravene, or constitute a default under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon Seller.

      (b) Capitalization / Full Ownership of the Interest / Representative Powers. The present corporate capital of the Company is equal to(euro)4,394,040.00 fully paid up. The Quota of the Company being transferred to Purchaser hereunder represents 100% of the corporate capital of the Company as indicated in the preamble of the Agreement. The Quota has been validly issued and are fully paid-in and non assessable and issued in compliance with all laws. There are no options, warrants, convertible bonds, subscription rights or other rights of third parties, including former shareholders, agreements or commitments of any kind obligating the Seller to issue or sell any new quotas, or to repurchase or redeem the Quota (or any part thereof) and no authorization therefore has been given.

            Seller and the Other Shareholder are the exclusive owners in aggregate of the Quota (as indicated in the preamble of this Agreement), including all rights related thereto, free and clear of any Lien and, upon consummation of the purchase and sale of the Quota at the Closing according to
            Article 2 of the Agreement, Purchaser will be the exclusive owner of the Quota, including all rights related thereto, free and clear of any Lien.

            The Quota is freely transferable, with no limitations, subject to the first refusal right contained in Article 7 of the Company's By-Laws which is not applicable to the sale of the Quota to Purchaser hereunder. There is no shareholders' agreement or similar instrument governing the relationship among the shareholders of the Company and/or the Subsidiary.

            Only the Members of the Board of the Company and Subsidiary and the individuals listed in Schedule 3(b) have been granted powers to represent and bind the Company or the Subsidiary and no other individual has been granted similar powers in any form whatsoever, whether through Board resolutions or special and general powers of attorney.

      (c) Subsidiary. Schedule 3(c) correctly sets forth the name, the form of legal entity, jurisdictions of organization, the present corporate capital, chief executive offices and principal places of business of the Company's Subsidiary. The Company is the record and beneficial owner of 99.68% of the issued and outstanding stock and equity interests in the Subsidiary, and Pasquale Forte, Mariella Anzani, Luca Forte and Bruno Forte (the "Other Subsidiary Shareholders") are the record and beneficial owners of the remaining issued and outstanding capital stock of or equity interests in the Subsidiary. The capital stock and/or equity interests in the Subsidiary owned by Other Subsidiary Shareholders will be transferred to Purchaser's designees, free and clear of all Liens, by virtue of the Shares Transfer Statement provided in Section 7.2 (R) hereof. All of the shares of capital stock and equity interests so owned by the Company and the Other Subsidiary Shareholders are (i) duly authorized, validly issued, fully paid and non assessable and issued in compliance with all Laws and (ii) free and clear of all Liens. There are no options, warrants, convertible bonds, subscription rights or other rights of third parties, including former shareholders, agreements or commitments of any kind obligating the Company or Subsidiary to issue or sell any new shares or any class of any shares convertible into or exchangeable for any of the shares, or to repurchase or redeem any of the shares and no authorization therefore has been given.

      (d) Authorizations and Permits. The Companies have obtained all necessary licenses, permits and authorizations, including licenses, permits and authorizations of governmental authorities, to conduct any material part of their business operations as presently being conducted and they are in compliance with the terms thereof in all material respects. All such licenses, permits and authorizations are fully valid, in effect and fully paid. Schedule 3(d) lists all such licenses, permits and authorizations obtained by the Company or Subsidiary, including without limitation the license to operate in the free trade zone in Izmir, Turkey and thereby obtain the benefits under Turkish Law 3218.

      (e) Affiliates. The Company's only Affiliate is the Subsidiary and such Affiliate is in good standing. The Company does not own any equity security or have any investment in loans or advances to, or other interests in, directly or indirectly, any joint venture, partnership, firm, corporation, consortium or other Person, including rights or obligations to acquire any such interest.

      (f) Records and Financial Statements. The Companies have kept and keep their Records and accounts (including those kept for Tax purposes) in sufficient detail to reflect fairly and correctly the transactions and dispositions of their assets and liabilities.

            The Overhead Expenses, whether reflected or not in the Records, will not exceed 9.35 million Euros for the year ended December 31, 2002.

            Such Records and accounts are in full compliance with all applicable laws. The minute books of the Companies contain complete and accurate records of all of the shareholders', directors' and statutory auditors' meetings and of all corporate action taken by said shareholders and directors which are required under any applicable law to be reflected in minutes of the shareholders' or directors' meetings. The meetings of shareholders and directors referred to in such minutes were duly held and the resolutions appearing in such books were duly adopted. The signatures appearing on all documents contained in such minute books are the true signatures of the persons purporting to have signed the same. The shareholders' books have been duly and correctly updated. The statutory auditors' books have been duly and correctly updated.

            The Financial Statements and the De-merger Balance Sheet, attached to the Agreement as Schedule 3(f) are true and correct and present fairly the financial position of the Companies and the results of their operations at the dates and for the periods covered thereby. The Financial Statements and De-merger Balance Sheet were prepared in accordance with all applicable laws and the Accounting Principles applied on a consistent basis throughout the periods involved (except as may be indicated in any notes thereto). As of the dates of the Financial Statements and the De-merger Balance Sheet (a) the Companies have no material liabilities or debts of any nature known or unknown, contingent or otherwise, which were not reflected in the Financial Statements and the De-merger Balance Sheet (as the case may be), (b) all allowances and reserves indicated in the Financial Statements and the De-merger Balance Sheet (as the case may be) are adequate and in accordance with the Accounting Principles, and (c) there are no contingent losses of any nature which are not assessable on the basis of the Companies' statements and documents, in accordance with the Accounting Principles. The Financial Statements have been duly approved by the shareholders at a legal meeting and have been filed in compliance with applicable laws.

            Since the dates of the Financial Statements and the De-merger Balance Sheet (as the case may be) up through the Closing Date the business of the Companies has been managed in the ordinary course consistent with past practices and no event has ever occurred or is reasonably expected to occur that might impact in any material adverse way on the condition (financial or otherwise), business, operations, liquidity, property, assets, liabilities or obligations of the Companies as indicated in the Financial Statements, the De-merger Balance Sheet and/or to be inferred from the statements and documents of the Companies, except for the transfer to the Company after the De-merger of the Employees listed in Schedule 3(w) and except for the transactions contemplated in this Agreement.

      (g) Inventory. The Inventory of the Companies which is reflected on the Financial Statements and the De-merger Balance Sheet, as the case may be, (as well as Inventory which has been purchased from January 1, 2002 to the Closing Date, including any Inventory related to the Eldor Slovakia Business) are valued according to the Calculation Method. The Inventory consists of parts which are good, saleable and useable in the ordinary course and which comply with their written specifications. The Inventory of the Companies and Eldor Slovakia on hand at Closing is sufficient to operate the Consumer Business in the ordinary course consistent with past practices.

      (h) Dividends. The Companies are not committed to pay to any Person any part of their own profits (whether in the form of dividend or account on dividend, director's fees, profit sharing for promoters, broker's fees or under any other profit sharing or incentive plan or similar) or to return any part of their capital and they have not paid any apart from the dividends, if any, distributed as a consequence of the approval of the Financial Statements as of and for the period ending December 31, 2001 and the Company's financial statements as of and for the period ending December 31, 2002.

      (i) Account Receivables. All account receivables related to the Consumer Business reflected in the Financial Statements and the De-merger Balance Sheet (as well as all accounts receivables which have arisen or will arise from January 1, 2002 through the Closing Date) represent sales effectively made or services effectively rendered, are collectible in the ordinary course consistent with past practices, at their full stated amount, (and are not subject to any refunds or other adjustments or to any defence, right of set-off, assignment, restriction, encumbrance or condition enforceable by a third party or counterclaim), less the applicable reserves for doubtful accounts receivable within 60 days after the date at which each receivable becomes payable. For purposes of the preceding sentence a "receivable becomes payable" on the due date for payment of invoices as provided in a written agreement between the customer and the Companies or, if no such written agreement exists, the date shown on the invoice as the date in which payment is due, all of which is set forth by customer on Schedule 3(i) hereto. There are no facts and circumstances which may result in any material increase in the uncollectability of such receivables in excess of such reserves. Eldor Slovakia has no accounts receivable related to the Consumer Business.

            With the exception of what is provided for in the Toll Production Agreement, Seller will cause inter-company accounts receivables (i.e. account receivables from Persons belonging to the Eldor Group) to be paid in full before the Closing Date, through set off or actual cash payment, at the Seller's option. Purchaser acknowledges and agree that the inter-company receivable between the Company and the Izmir branch of the Subsidiary will be converted into equity for the amount and with the procedures already established by the Companies' corporate bodies .

            The accounts receivable of the Consumer Business collected since January 1, 2002 were collected in the ordinary course and no extraordinary measures were taken to accelerate their collection.

            Since January 1, 2002, the Companies have not (i) granted their respective debtors any extension or change of the payment's term of the accounts receivables as resulting from the relevant agreement, or (ii) changed any other term with any customer or third party or granted, paid or agreed to pay or grant any incentive, kickback, discount, rebate or other promotion to any third party for the purpose of causing or which was likely to cause any customer or third party to accelerate its purchases of products and/or services from any of the Companies or was in any way not in the ordinary course of business consistent with past practices or (ii) make or agreed to make any bribe, kickback or other payment of any kind or enter into any transaction that is in violation of any laws applicable to any of the Companies.

      (j) Accounts Payable. All accounts payable related to the Consumer Business as reflected in the Financial Statements or arising thereafter through the Closing Date (i) arose in the ordinary course of business and reflect the actual purchases of goods or services in arm's length transactions with independent third parties, except as otherwise set forth on Schedule 3 (j) (which sets forth the aggregate amount paid to the related party in 2002 and the fair value of the goods or services received by the Companies); (ii) are payable in accordance with their stated terms and were paid in accordance with past practices in the ordinary course of business.

      (k) Real Property / Leases. The Companies own the Real Property listed in Schedule 3(k) The Companies have good title to such Real Property, which is free and clear from any Lien, including restrictions on transfer to anyone at any time. The Real Property has been constructed in accordance with all applicable building and cadastral regulations. The architectural drawings and specifications related to the premises owned by the Companies in Izmir have been delivered to the Purchaser.

            Schedule 3(k) sets forth a true and complete list of each lease of premises executed by or binding upon any of the Companies as lessee, sub-lessee, tenant or assignee in addition to the Sublease (the "Leased Premises") setting forth in each case a brief description of the premises covered thereby, the rental payable thereunder and the term (including any extensions available) thereunder. Each such lease is in full force and effect on the date hereof without any default or breach thereof by any of the Companies or any other party thereto and constitutes a valid and binding obligation on the part of the Companies and all other parties thereto, enforceable in accordance with its terms.

            Neither the Company nor the Subsidiary or the Seller have received any notice of or writing referring to any requirements or recommendations by any insurance company which has issued a policy covering any part of any Leased Premises or Real Property or by any board of fire underwriters or earthquake specialists or other body exercising similar functions, requiring or recommending any repairs or work to be done on any part of any Leased Premises or Real Property. Each of the Companies enjoy peaceful and undisturbed possession of the Leased Premises. There is no outstanding and unobserved or unperformed material obligation with respect to the Leased Premises necessary to comply with the requirements of any Governmental Entity. The transactions contemplated by the Agreement will not result in the termination of any Lease on Real Property entered into by the Companies and, immediately after the Closing Date, all Leases will continue in full force and effect in accordance with the law and the terms and provisions of the respective lease agreements. None of the Companies has received notice of and, to the Seller's Best Knowledge, no portion of the Real Property or Leased Premises is subject to, any pending condemnation proceeding by any public or quasi-public authority and, there is no threatened condemnation proceeding with respect thereto. Each of the properties constituting the Real Property and Leased Premises is supplied with utilities and other services necessary for the operation of the facilities located thereon as presently conducted. Except as set forth on Schedule 3(k), none of the Companies has sublet, underlet or assigned any portion of the Real Property or Leased Premises and no third party is in possession of any portion of the Real Property or Leased Premises. The structures, improvements and fixtures at or upon the Real Property and Leased Premises, including, but not limited to, roofs and structural elements thereof and the electrical, plumbing, heating, ventilation, air conditioning and similar units and systems, have to date been maintained in a reasonable manner for the conduct of the Business and are in reasonable operating condition to allow the Business to continue to be conducted as heretofore conducted, subject to the provision of usual and customary maintenance and repair performed in the ordinary course of business consistent with past practice.

            None of the Companies has received written notice of any assessments, and has any knowledge of any pending assessments, affecting the Leased Premises or Real Property. Except as set forth on the Schedule 3(k) hereto, the use of the Leased Premises and Real Property conforms in all material respects with all covenants and restrictions and all applicable building, zoning, environmental, land use and other Laws and no failure of the Leased Premises or Real Property or their use to so conform will have a Material Adverse Change on any of the Companies.

      (l) Assets and Contracts. The Companies have good title to all Assets related to the Consumer Business whether or not reflected in the Financial Statements and the De-merger Balance Sheet (as the case may be) and such Assets are all that are necessary for the conduct of the Company's business in the ordinary course as conducted in 2002 free and clear of any Lien.

            All Equipment of the Companies, including the Equipment of Eldor Slovakia

            Business is in good repair and working condition (normal wear and tear excepted), is under standard suppliers recommended maintenance programs and is fit to work for their current use. Seller has delivered to Purchaser the Equipment Designs. The Equipment Designs constitute all of the documents necessary to build, rebuild or service the Equipment. All the Assets comprised in the Consumer Business formerly used to conduct the business of Eldor Slovakia have been or will be transferred to the Companies in accordance with the Toll Production Agreement.

            Eldor Slovakia is not a party to any Contract relating to the Consumer Business other than Contracts with the Company. Schedule 3
            (l) lists each Contract to which the Company or the Subsidiary is a party or to which the Company, the Subsidiary, or any of their respective properties is subject or by which any thereof is bound, that is deemed a Material Contract (as defined in the next succeeding sentence). Each such Contract was entered into in the ordinary course of business. A Material Contract for the purposes of this subsection is each contract that (A) obligates the Company or the Subsidiary to pay more than 35,000 Euros in any 12 month period,
            (B) is not cancellable without penalty or liability within sixty
            (60) days, (C) contains a covenant not to compete, (D) provides for the extension of credit other than in the ordinary course of business and other than consistent with normal credit terms for companies carrying out businesses comparable to the Consumer Business, (E) limits the ability of the Company or the Subsidiary to conduct its business, including as to manner or place, (F) provides for a guaranty or indemnity by the Company or the Subsidiary except for any product warranty in the ordinary course of business, (G) grants a power of attorney, agency or similar authority to another person or entity except for those contracts granting powers of attorney to the Person listed in Schedule 3(l), (H) contains an option or a right of first refusal, (I) contains a right or obligation of or to any Affiliate, officer or director, or of the Company or the Subsidiary, including, without limitation, agreements, commitments or arrangements pursuant to which any amounts may become payable by the Company or the Subsidiary (whether currently or in the future) to current or former officers, directors or employees of the Company or other Persons as a result of the change of control of the Company as contemplated by this Agreement,
            (J) constitutes a union or collective bargaining agreement or provides for severance benefits to any officer, director or employee of the Company or the Subsidiary other than those severance benefits provided under any national collective bargaining agreement or law and rules applicable to the Company or the Subsidiary and their respective employees, (K) relates to product sale and distribution (such as a frame or similar Contract or distribution agreement), (L) involves joint marketing or product development, (M) relates to manufacturing, evaluation or testing or regulatory compliance by other parties with respect to products of the Company or its Subsidiaries, (N) is a joint venture or partnership agreement or arrangement, (O) is a consignment or similar agreement relating to inventory or equipment, or (Q) was not made in the ordinary course of business and consistent with the Company's past custom and practices, as reasonably determined by Seller.

            True, correct and complete copies of the Material Contracts appearing on

            Schedule 3(l), including all amendments and supplements, have been delivered or made available to Purchaser. Schedule 3(l) designates each Contract for which a Consent is required to execute this Agreement or consummate the transaction contemplated by this Agreement. All required Consents have been obtained.

            Each Contract is valid and in full force and effect; the Company or the Subsidiary and each other party to the Contract have duly performed all its obligations thereunder to the extent that such obligations to perform have accrued; and no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by the Company or any Subsidiary, as the case may be (or, to the knowledge of the Seller, any other party or obligor with respect thereto), has occurred or as a result of this Agreement or its performance will occur. The consummation of the transactions contemplated by this Agreement will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or augment any obligation of the Company or any Subsidiary under, any of the Contracts or Material Contracts so listed except for those listed in Schedule3(l).

            None of the Contracts entered into by the Companies violate antitrust provisions or are instruments for unlawful competition.

      (m) Intellectual Property. Schedule 3(m) sets forth a complete and correct list as of the Closing Date of all Intellectual Property and proprietary rights owned by, licensed to, or otherwise used by the Companies and material to the conduct of each of their respective business as currently conducted. Schedule 3(m) further sets forth a description of whether such Intellectual Property is owned (exclusively or jointly) or licensed by / to the Companies, and lists such ownership/licensing by Company. Except as set forth on the Schedule 3(m) hereto (i) to the Best Knowledge of the Seller, neither the Company nor the Subsidiary, nor Eldor nor Eldor Slovakia (to the extent that such infringement has a negative impact on the Companies) infringes or otherwise violates the Intellectual Property or proprietary rights of any third party; (ii) no claim has been asserted or threatened in writing by any person with respect to the ownership, validity, license or use of, or any infringement resulting from, any of the Intellectual Property or proprietary rights used by the Company or the Subsidiary or the production, provision or sale of any services or products by the Company or the Subsidiary and, to the Best Knowledge of the Seller there is no basis for any such claims; (iii) each of the Companies has the right to produce, provide and sell the services and products produced, provided and sold by it and to conduct the business as heretofore conducted, and the consummation of the transactions contemplated hereby will not terminate, alter or impair any such rights; and (iv) neither the Seller, Eldor or any of their Affiliates, nor any officer, director or employee of the Company or the Subsidiary own or have any interest in any Intellectual Property or proprietary rights used by the Company or the Subsidiary in connection with the business.

            All Intellectual Property licensed or jointly owned by third parties is being utilized by the Companies in full compliance with any license, distribution, commercialization or development agreements. All the Intellectual Property listed in Schedule3(m) is being validly used by the Companies and to the Best Knowledge of the Seller, the Companies have complied with all obligations relating to its registration and they do not breach or infringe any third parties' rights except as indicated in Schedule 3(m). To the Best Knowledge of the Seller, there is no reason to believe that the use of the Intellectual Property after the Closing will give rise to claims of third parties.

            Seller is not aware of any illegal, unauthorized or unwanted disclosures relating to any trade secret or confidential information relating to Intellectual Property.

      (n)   Taxes. Except as provided on Schedule 3(n):

            i. The Companies have filed all Tax Returns required to be filed and has filed then when due. All Tax Returns filed under applicable laws and regulations by or on behalf of the Companies were in all material respects true, complete and correct. The Companies have paid all Taxes due within the time and in the manner prescribed by law, whether or not shown on such returns.

            ii. The Companies have each complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes or similar provisions under any applicable laws (foreign or domestic) and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

            iii. None of the Companies has any liability for unpaid Taxes, whether asserted or unasserted, contingent or otherwise, except for Taxes which will be payable in the future for 2002 which shall not exceed 350,000 Euros in the aggregate.

            iv. There are no Tax grouping arrangements in place in respect of any of the Companies nor have any been in place during the six years prior to the Closing Date. There is no dispute or disagreement outstanding nor at the date of the Agreement does any of the Companies contemplate commencing any dispute or disagreement with any revenue authority regarding a liability or potential liability to any Tax (including in penalties or interest) or recovery from any of the Companies or regarding the availability of any relief from Tax and there are no circumstances which make it likely that any such dispute or disagreement will commence.

            v. No assessments or written notices of deficiency have been received by the Companies (nor to their knowledge are any threatened) with respect to any Tax Returns which the Companies have filed with respect to taxable periods ended on or before the Closing Date.

            vi. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the Assets of the Companies.

            vii. No audit or other examination of any Tax Return of the Companies is presently in progress, nor has the Companies been notified in writing of, nor has there been, any request for such an audit or other examination with respect to any taxable period of the Companies ending on or prior to the Closing Date.

            viii. The Companies have not executed any waiver of any statute of limitations on or extended the period for the assessment or collection of any Tax. None of the Companies is a party to any Tax Sharing Agreement or arrangement, written or oral.

            ix. There are no rulings, requests for rulings or closing agreements with any taxing authority which could affect the Taxes of the Companies for any period after the Closing Date.

            x. The Companies are resident in the respective jurisdictions in which they have their registered offices and none of the Companies has a permanent establishment or branch as defined by Tax regulations outside of its jurisdiction of residence, except for the branch of the Subsidiary located in the free tax zone of Izmir.

            xi. Any Extraordinary Transaction undertaken by the Companies has been correctly accounted for and Tax duly and timely paid in accordance with applicable laws and regulations.

            xii. All transactions to which any or all of the Companies are parties consummated in the period up to the Closing Date have been conducted on the basis of arm's length terms, as defined by, and in compliance with applicable laws and regulations.

            xiii. None of the Companies has any liability to Tax in respect of any income, profits or gains which it has been deemed for the purposes of any Tax legislation to have earned, accrued or received but which it has not actually earned, accrued or received or which can be imputed pursuant to controlled foreign company or similar legislation of any jurisdiction.

            xiv. Each of the Companies are entitled to benefit from the exemptions of tax listed in Schedule 3(n) (which schedule shall include details of Turkish exemption and eligibility). All clearances, consents and permits relating to Tax obtained by Seller, Eldor or any of the Companies have been properly obtained and all information supplied to the appropriate Tax authority in connection with such clearance, license consent and permit was complete and accurate in all material respects; and any transaction for which such clearance, license, permit or consent was obtained has been carried out only in accordance with the terms thereof and the application on which the clearance, license, permit or consent was based.

            xv. The Companies have timely made all claims necessary to obtain relief from double Tax under any relevant bilateral convention relating to double taxation in respect of income, profits or gains or payments accrued in their accounts or earned, received or made prior to the Date of Closing.

            xvi. The values of the assets and liabilities shown in the Financial Statements and De-merger Balance Sheet represents the values for tax purposes;

            xvii. Any Extraordinary Transaction to which any of the Seller,
                  Eldor and the Companies has been party has been undertaken for good and valid business purposes, has not and will not give rise to any liability, contingent or otherwise, including but not limited to Tax liabilities or liabilities towards Employees, to be borne by the Company or the Subsidiary.

            The Assets listed in the De-merger Balance Sheet, and in any event all Assets transferred by Eldor to the Company as a result of any Extraordinary Transaction, comprise all the Assets necessary to conduct the Consumer Business as presently conducted. All tax credits and other tax attributes have been allocated to the Company in accordance with all applicable tax regulations and consistent with the allocation of assets and liabilities on the Company's De merger balance sheet.

      (o) Employees, Consultants and Agents. The names of the Employees of the Companies are set forth on Schedule 3(o), together with all the relevant information (including terms of employment, category of the Employee, qualification, seniority within the Companies and eventual benefits granted). These employees are all those who are needed to conduct the Consumer Business.

            All employment relationships of the Companies, whether concerning former or present Employees of the Companies, are governed by the applicable national collective bargaining agreements and the Employees have not been granted economic conditions or indemnities which are lower than the applicable national collective bargaining agreements or than the law. All agreements with temporary workers entered into by the Companies in the past have been converted into indefinite term agreements or have expired. All existing agreements with temporary workers have been entered into in compliance with law. No special treatment of any kind has been granted in the past by the Companies to any of their former or present Employees nor have they executed specific and special agreements with any former or present Employee (including Contratti Aziendali). No employees or agents working for any of the Companies receive compensation proportional to profits or turnover except for those compensation provided by any applicable law. No written or oral commitment or undertaking has been made to employees of any of the Companies with respect to any future increase of salaries, compensation, or other benefits other than those deriving by any applicable national collective bargaining agreements and/or by law. No group dismissals or resignations are currently in progress among the employees. No stock option plan or special compensation or severance pay arrangement that would be effective upon the change of control of the Company has been concluded with or promised to any employees or directors of any of the Companies.

            The Companies are in compliance with all obligations deriving from such employment relationships, whether relating to the compensation or to the aspects of employment (including, but not limited to, severance indemnity, paid holidays and social security, duties relating to hiring disabled workers, secondments, etc.). In particular, the Companies have complied with all the training obligations related to the apprenticeship agreements they have entered into. Moreover, no former or existing Employee of the Companies has any right or claim towards the Companies concerning the termination, conclusion or any other aspect of his employment relationship, including but not limited to paid vacations, charges, qualification and injuries, with the Companies, apart from the claims listed in Schedule 3(p) (Litigation) and except for any right accrued as of the Closing Date and resulting from any Companies' Records.

            There have been no disputes between the Companies and the Trade Unions within the past three years. The Companies have not entered into nor have made any application in respect to any lay-off procedure such as "cassa integrazione" or "mobilita" or similar procedures concerning the Employees.

            All consulting or service agreements entered into by the Companies with individuals and/or other entities are valid, not voidable and binding agreements for the services provided for therein. Neither the Companies nor the counterpart has defaulted under the above agreements or has grounds for claiming the other party's default. The Companies have fully complied with the agreements entered into with consultants or service providers, including but not limited to the payment of contractual considerations and Taxes. No consulting or service agreements entered into by the Companies may be deemed as employment or agency contracts.

            The Companies have fully complied with the agreements entered into with the agents comprised in their sales force, including but not limited to the payment of commissions and Taxes. Such agreements are fully valid and binding and not voidable in any way. No agreements entered into with the agents comprised in their sales force may be deemed as employment contracts.

            All salaries, bonuses and/or other payments to employees of the Companies are accurately reflected on the books and Records of the Companies and no payments for service to or on behalf of any of the Companies was made to any employee of the Companies by any third party.

      (p) Litigation, disputes and arbitration. The Companies are parties to the pending litigation indicated in Schedule 3(p) There is no other litigation pending nor is there any litigation threatened in writing, whether before national or foreign court, by or against the Companies, including but not limited to, (a) claims by any third parties which could adversely affect the rights of the Companies to use any Intellectual Property, (b) judicial or administrative proceedings having as an object the ascertainment or the enforcement of liabilities of the Companies for Tax, (c) judicial or administrative proceedings concerning environmental aspects, or (d) Material Contracts. Except otherwise set forth in Schedule 3(p), there are no outstanding disputes with customers, vendors, employees, tax authorities, municipal authorities or others which if not resolved in favour of the other party, could result in future litigation.

      (q) Compliance with Law. The Companies are not in violation of, and no authority has asserted such a violation against either of the Companies, any applicable laws and regulations, including but not limited to Law no. 675 of December 31, 1996 on data protection and consequent regulations, Decree no. 518 of December 29, 1992 on software protection, laws and regulations concerning safety at the workplace (including Legislative Decree no. 626 of 1994) and applicable pollution and environmental laws and regulations in general relating to emissions, discharges and releases in the environment of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

            To the Best Knowledge of Seller no laws have been enacted that set new disciplines or standards, in any way applicable to Companies, that would determine a Material Adverse Change.

            The Companies are not obliged by applicable laws or regulations to make substantial investments or repairs of any of their Assets that could have a Material Adverse Change on the Companies.

      (r) Relationships with Interested Parties and Inter-company Transactions. No current or former shareholder (whether direct or indirect) or Affiliate of the Companies, or, to the Best Knowledge of Seller, officer or director of same, transacts any business, either directly or indirectly, with the Companies nor owns or has any interest, except as indicated in Schedule 3(r), directly or indirectly, in whole or in part, in any Assets used by the Companies. Transactions among and between the Companies have always been entered into on an arm's length basis and on terms no less favourable than could have been obtained from an unaffiliated third party.

            Moreover, no current or former shareholder (whether direct or indirect) or Affiliate of the Companies or, to the Best Knowledge of Seller, officer, director, Employee of the same has any interest of whatsoever nature in any competitor, supplier or customer of the Companies with respect to the Consumer Business.

            All transactions to which any or all of the Companies are parties consummated in the period up to the Closing Date have been conducted on the basis of arm's length terms and in compliance with applicable laws and regulations.

      (s) Product liability and insurance. There are no liabilities, actual or contingent, of any type and amount, with respect to any products manufactured, sold, distributed or otherwise traded by the Companies, Eldor and/or Eldor Slovakia and all such products conform to their specifications and were manufactured in accordance with their designs and drawings and are saleable in the ordinary course of business and contain no manufacturing or design defects.

            Schedule 3(s) lists all insurance policies presently carried by the Companies or currently in force with respect to its business and properties (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums and a general description of the type of coverage provided). The existing insurance is and will continue to be, in respect of the nature of the risks insured against and the amount of coverage provided, in full force and effect up to the Closing Date and until its natural renewal/expiry date. All insurance policies are issued by insurers of recognized responsibility and are fully paid as to all premiums as of the Closing Date.

            The Companies have not failed to give any notice or file any claim under such insurance policies in a timely fashion, such that all claims will be paid by the insurer, nor has it received any notification of cancellation of any such policies or that any of them will not be renewed. There is no claim, demand or offset, or any state of facts or occurrence of events which might form the basis of any claim, demand or offset, which may increase the premiums or impair the full value of said insurance policies or result in non-payment of an insurance claim.

      (t) Bank Accounts, Loans, Credit Facilities. Schedule 3(t) indicates the name and locations of all banks in which the Companies have an account or safe deposit, and lists such accounts or boxes together with the authorized proxies thereto.

            Except for the Funded Debt listed on Schedule 3(t) the Companies are not a party to any loan agreements, overdrafts, factoring, leasing or similar short term or long term borrowing facilities or other credit facilities. The Company shall have no Funded Debt on the Closing Date except as indicated in Schedule 3(t) which shall be treated according to Section 3.3.3. hereof.

            The Companies have not made any loan to any third parties except for accounts receivable arising from the sale of goods or services to unaffiliated third parties in the ordinary course of business.

            Schedule 3(t) lists all the guarantees, comfort letters, letters of credit and similar agreements or undertakings issued by the Companies and outstanding to third parties. Schedule 3(t) lists all the guarantees, comfort letters, letters of credit and similar agreements or undertakings issued by any third party for the benefit of the Companies and all such undertakings and agreements are in full force and effect. There are no other guarantees, comfort letters, letters of credit and similar agreements or undertakings except for those listed in Schedules 3(t). The consummation of the transactions contemplated in this Agreement will not lead to the termination, interruption, suspension or revocation of the instruments listed in Schedule 3(t).

            At the Closing, the Companies shall be cash free; provided, however, all of the Companies' bank accounts shall remain in existence on the Closing Date.

      (u) Products. The products designed, produced, manufactured, distributed or sold by the Companies comply with all Laws, regulations and standards applicable to them in the countries where the Companies sell or distribute the same. To the Best Knowledge of Seller there has been no default or violation of the Companies or Eldor Slovakia under the Laws, regulations and standards applicable to them.

      (v) Information Technology. The Companies' information technology together with the information technology being supplied to the Companies pursuant to the IT Agreement and Sublease Agreement are adequate to conduct the business of the Companies as currently conducted and requires no investment in order to allow it to continue to operate in such a manner.

      (w) Extraordinary transactions / Consumer Business. The Employees transferred from Eldor to the Company as a result of any Extraordinary Transaction, comprise all and only the Employees previously substantially dedicated to the Consumer Business of Eldor, except for Employees listed in Schedule 3(w) who have been transferred to the Company after the De-merger. The Employees transferred from Eldor to the Company as a result of any Extraordinary Transaction and those listed in Schedule 3(w) comprise all and only the Employees previously substantially dedicated to the Consumer Business.

      (x) Loss Contracts. Except as disclosed on Schedule 3(x), to the Best Knowledge of Seller, the Company is not a party to any Contract pursuant to which it is obliged to furnish the products covered by such Contract, taken as a whole, at an actual gross margin loss.

      (y)   No Governmental Approvals Required. Other than as set forth on
            Schedule 3(y) (collectively, the "Company Regulatory Filings"), no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any government or governmental agency is required to authorize or permit the execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby.

      (z) Disclosure. To the Best Knowledge of Seller, no representation or warranty made by Seller, in this Agreement contains or will contain an untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained therein, in light of the circumstances in which they were or are made, not false or misleading.

                               ANNEX 4 - COVENANTS

                         ARTICLE 1 - SELLER'S COVENANTS


1.1 Tax Matter; Tax Disputes. Seller shall meet all its obligations with regard to the payment of any Tax due as a consequence of the sale of the Quota and transactions contemplated herein. In the event the Companies are required, in connection with Tax disputes, to provide the fiscal authorities with any guarantees or security originating from pre-Closing circumstances until final settlement of such disputes, Seller hereby agrees, at its option, to either directly provide such guarantees and security required by the fiscal authorities instead of the Companies concerned or to provide the Companies with bank guarantees or other security acceptable to the Companies for an equal amount, on the terms and conditions designated by the Companies.

      If Seller requests that the Purchaser cause the relevant Company to adhere to any available Tax amnesty, Purchaser shall have the option of (i) agreeing to cause the relevant Company to participate in the Tax amnesty, in which case, Seller shall advance to Purchaser or its designee all funds required pursuant to the Tax Amnesty program plus an amount equal to the amount of Taxes, if any, which any of the Companies has to pay as a result of receiving such funds (collectively, the "Tax Amnesty Amount") prior to the Tax amnesty deadline or (ii) refusing Seller's request, in which case Purchaser shall only be entitled to make an indemnification claim against the Seller for Tax liabilities up to the Tax Amnesty Amount, provided and to the extent that participation would have eliminated such Tax liabilities.

1.2 Credit Collection. Without prejudice to provisions of Annex 6, following the Closing, Seller and Eldor, if requested by Purchaser, will assist the Company and Subsidiary which will bear all related cost and expenses, in collecting their eventual outstanding account receivables. In the event account receivables of either of the Companies are paid to Seller or Eldor or any of their Affiliates after the Closing Date, Seller and Eldor will hold them in trust for the Companies and will pay them to the Companies promptly upon receipt.

1.3 Form 8-K. In the event the Purchaser determines that Technitrol, Inc. is required to file a Form 8-K with the U.S. Securities and Exchange Commission ("SEC") pursuant to Item 2 of such Form 8-K (the "Form 8-K") as a result of the consummation of the transactions contemplated in this Agreement (which determination shall be made as soon as practicable after Purchaser receives the information reasonably requested by it from Seller in order to make such determination), Seller agrees to deliver to the Purchaser such consolidated financial statements for the Company, audited by Eldor's independent public accountants in accordance with U.S. generally accepted auditing standards and prepared in accordance with or reconciled to GAAP, as required pursuant to Item 7 of the Form 8-K, in sufficient time for the Purchaser to timely file the Form 8-K with the SEC. All costs and fees (if any) which may be incurred by the Seller for the above purposes will be promptly anticipated and, in any event, reimbursed by the Purchaser. In any other event shall be borne directly by the Purchaser.

1.4 Tax Matters. After the Closing Date, the parties will provide and will cause their Affiliates to provide the other party with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return, determining a liability for Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Without limiting the scope of the foregoing, the parties shall each make available to the other, as reasonably requested, all information, records or documents in their possession relating to all Tax matters and Tax Returns of the Companies for all taxable periods prior to or including the Closing Date and shall preserve all such information, records and documents until 60 days after the expiration of any applicable Tax statute of limitations or extensions thereof.

1.5   Reserved.

1.6 Seller's Mandatory Liquidity. Seller covenants and agrees to maintain (a) until the first anniversary of the Closing Date aggregate liquid assets (as defined below) of 20 million euros; (b) thereafter and until the expiration of eighteenth month after the Closing Date aggregate liquid assets (as defined below) of 10 million euros, and (c) thereafter and until the third anniversary of the Closing Date aggregate liquid assets (as defined below) of 5 million euros. For purposes of this Section, the term "liquid assets" means:

      A) As to not less than 80% of the aggregate liquid assets at the end of any fiscal quarter:

      1.    cash investments;

      2. A bond rated A- or better by Standard and Poors or A3 or better by Moody's which matures within one year of investment by Seller and are sold by 3 or more dealers who are willing to provide price quotes (the pricing of the bond on a given date would be determined by averaging the quote of 2 or more dealers provided the dealers quotes don't vary by more than 5% and if the quotes vary by more than 5%, an additional quote must be obtained);

      3. Investments which are restricted to maturities of one year or less and (a) direct obligations of sovereign governments or (b) euro-commercial paper or floating rate notes issued by corporations rated at least A-1 by Standard & Poor's or P-1 by Moody's or (c) euro certificates of deposit or euro time deposits issued by commercial banks with short term ratings of at least A-1 by Standard & Poor's or P-1 by Moody's or (d) euro money market funds rated AAA by Standard & Poor's Aaa by Moody's (The money market funds must have daily redemption privileges and must have the stated goal of principal protection); and/or

      4. the ABN AMRO Global Liq Euro - Inst; Goldman Sachs Euro Liq Resv Fund; or JPMF Euro Liquidity Fund/Dist;

      B) As to not more than 20% of the aggregate liquid assets at the end of any fiscal quarter, shares of companies listed on a national Stock Exchange and for which quotations are available on a daily basis.

      At the end of each fiscal quarter (March 31, June 30, September 30 and December 31), during the above periods, the Seller shall execute and deliver a certificate to Purchaser certifying that it currently is, and has been since the Closing, in compliance with the covenants contained in this Section and such certificate shall be accompanied by copies of brokerage or similar statements indicating the assets held and the value thereof as of the last day of the fiscal quarter to which such certificate relates. To the extent any of the covenants in this Section have been breached and Purchaser has sought indemnification from Seller pursuant to
      Section 6 of the Agreement, Seller shall also be liable to indemnify Purchaser in full for any and all Losses caused by a breach of this Section.

      Seller shall and/or shall cause its Affiliates to deliver copies of all Equipment Designs to Purchaser or its designee within thirty (30) days of the Closing Date. In addition, Seller shall and/or shall cause its Affiliates after Closing to, transfer to the Company or its designee any additional Equipment Designs that are necessary to build, rebuild or service the Equipment to the extent it did not properly transfer title to any such Equipment Designs to the Company before Closing and shall immediately provide copies of such Equipment Designs to Purchaser or its designee upon request by the Purchaser.

1.7 Seller shall or shall cause its Affiliates to sell and transfer the Slovakian Assets (as defined in the Toll Production Agreement), in accordance with the terms of the Toll Production Agreement.

                        ARTICLE 2 - PURCHASER'S COVENANTS

2.1 Liabilities. Purchaser undertakes to cause the Company or Subsidiary, as may be the case, to duly pay, perform and discharge all liabilities they are subject to, including the liabilities identified in the De-Merger Balance Sheet (unless they are being contested in good faith) and which are not liabilities for which they are entitled to indemnification from Seller under this Agreement.

                 ARTICLE 3 - PURCHASER'S AND SELLER'S COVENANTS

3.1 Best Efforts and Further Assurances. Each of the parties to this Agreement shall use its reasonable best efforts to effectuate the transactions contemplated hereby. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

                            ANNEX 6 - INDEMNIFICATION

1.1   Notice. If the Indemnified Party intends to seek indemnification under
      Article 6 of the Agreement it will give reasonably prompt written notice to the Indemnifying Party of the assertion of any claim, or the commencement of any action, suit or proceeding, or the finding out of any misrepresentation or breach of any representation, warranty, covenant or condition made by the Indemnifying Party in respect of which indemnity may be sought, no later than 60 (sixty) Business Days after the Indemnified Party actually knows with reasonable particularity, of the existence of the event from which may derive the Loss giving rise to such a claim; but in any event no later than the time limitations set forth in Article 6. Any notice given by the Indemnified Party shall contain brief details of the relevant event and an estimate (if possible) of the Loss(es) which may derive from such event; it being understood that the Indemnified Party will give the Indemnifying Party such information as the Indemnifying Party may reasonably request. No failure to give such information will relieve the Indemnifying Party of any liability, except to the extent the Indemnifying Party has suffered actual prejudice by such failure.

1.2 Indemnification Pursuant to the Commencement of a Legal or Administrative Procedure. If the Indemnified Party seeks indemnification as a consequence of a legal, arbitral or administrative procedure commenced against it or that it intends to commence as a consequence of a breach or misrepresentation of any representation, warranty or covenant contained in the Agreement, the Indemnified Party will so notify the Indemnifying Party within the term stated in section 1.1. of this Annex 6, requesting the appointment of a legal counsel amongst a list of three indicated in the Indemnified Party's notice; it being understood that the indicated legal counsels will be of different law firms. If the Indemnifying Party fails to appoint the legal counsel within five days from the receipt of the notice or if the Indemnifying Party appoints a legal counsel other than one of those indicated in the Indemnified Party's notice, then the Indemnified Party will have the right to appoint its own legal counsel directly.

      As a consequence of the above, the Indemnifying Party may or may not participate in the defense of any such procedure, but, in any case, it will bear the costs of such defense, including, but not limited to, the reasonable legal expenses of the Indemnified Party.

      The parties will cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, and attend at such conferences, hearings, trials and appeals as may reasonably be requested in connection therewith.

      The Indemnifying Party will be liable for any outcome of the legal, arbitral or administrative procedure, including the consequences of any settlement previously approved in writing by the Indemnified Party, and will hold the Indemnified Party harmless of any damage and expense related thereto, provided that the outcome derives from a definitive or not appealable or not challengeable judgment, decision, award, decree or order. The parties however agree that, should a non definitive or appealable or challengeable judgment, decision, award, decree or order, including those originating from Tax disputes, require the Companies to post a bond, surety or any other kind of collateral guaranty, the Seller will post such bond, surety or other kind of collateral guaranty or provide the Companies with cash funds for doing so. With respect to any settlements, the Indemnified Party will seek the Indemnifying Party's prior consent, which will not be unreasonably refused. The Indemnified Party will give notice to the Indemnifying Party of the conclusion of the legal or administrative procedure requesting the payment of the eventual indemnity, if any.

1.3   Indemnification in any Other Event. Should an indemnity become due under
      Article 6 of the Agreement for any event other than the commencement of a legal or administrative procedure, the Indemnified Party will so notify the Indemnifying Party, giving written evidence and requesting the indemnity to be paid by the Indemnifying Party in accordance with the terms and conditions set forth in section1.1 of this Annex 6.

1.4 Payment. The payment of any indemnity due pursuant to Article 6 and this Annex 6 will be made within 15 days after any Losses become finally assessed pursuant to: (i) an acceptance by the Indemnifying Party; or (ii) an agreement between the Parties; or (iii) an arbitration award in accordance with Section 8.8 hereof. Should the payment of an indemnity be refused by the Indemnifying Party, and such refusal is not upheld in its entirety in a subsequent arbitration proceeding according to the terms of
      Section 8.8 of this Agreement, the Indemnified Party will be entitled to received interest on the amount of the indemnity as awarded, from the date of the request and until the date of effective payment, at the Prime Rate.

      In the event payment is not made within the above term and if the Indemnified Party is a Purchaser Indemnified Party, Purchaser will be entitled alternatively to cash the Bank Guarantee and/or act in order to collect the indemnity.

1.5 Indemnification concerning receivables. Notwithstanding any contrary provisions set forth in Article 6 and this Annex 6, the following provisions shall apply only in case of any indemnification due with respect to any commercial accounts receivables not being collected by the Company or the Subsidiary within the terms set forth in Section 1.1(i) of Annex 3, provided that the relevant creditor has carried out its commercially reasonable best efforts consistent with past practices of Eldor Group to collect such receivables provided such creditor shall in no event be required to bring a legal action against any such customer or third party (hereinafter referred to as the "Non Collected Receivables"):

      (i) on a monthly basis, Purchaser or its designee communicate to Seller in writing the list of the Non Collected Receivables during the month preceding such notice, the known or presumed reason for non payment and the actions taken by the relevant creditor (hereinafter referred to as the "Report");

      (ii) within 90 days after the submission of each Report to Seller, the Purchaser or its designee will deliver a written notice to Seller identifying which of the Non-Collected Receivables identified in such Report that Seller is required to purchase without recourse ("pro-soluto") for an amount equal to the face value thereof (the "Purchase Notice");

      (iii) Seller or its designee shall within and not later than ten (10) days after the receipt of each Purchase Report, purchase without recourse ("pro-soluto") the Non Collected Receivables identified in the Purchase Notice for an amount equal to the face value thereof;

      (iv) unless otherwise requested by the Seller, the assignment to the Seller (or its Affiliate) of the Non Collected Receivables shall not be notified to the debtor and the relevant creditor shall continue in its efforts to collect the Non Collected Receivables; it being understood that if any Non Collected Receivable is collected by the relevant creditor (i.e. the Company or the Subsidiary) at any time after assignment to the Seller (or any its Affiliate), the amount so collected shall immediately be credited to the Seller or the Affiliate which will have purchased the Non Collected Receivables at the same value as of the date of actual payment by the relevant debtor; and

      (v) For the purposes of this Section 1.5, it is agreed upon by the Parties that the Non Collected Receivables shall not include any receivable not collected in accordance within the term set forth in section 1.1(i) of Annex 6 by reason of any proceedings started by the relevant debtor against the Company or the Subsidiary owing such receivable to the extent such proceeding by the debtor relates to products manufactured by the Companies after the Closing.

1.6 Mitigation. The Indemnified Party shall comply with Article 1227 of the Italian Civil Code.